Exhibit 99.2

Who’s going to win the spectrum auction? Consumers.

by Chris Sacca, Head of Special Initiatives

Here at Google, we see the upcoming 700 megahertz spectrum auction at the Federal Communications Commission as one of the best opportunities consumers will have to enjoy more choices in the world of wireless devices. That’s why we announced today that we are applying to participate in the auction.

We already know that regardless of which bidders ultimately win the auction, consumers will be the real winners either way. This is because the eventual winner of a key portion of this spectrum will be required to give its customers the right to download any application they want on their mobile device, and the right to use any device they want on the network (assuming the C Block reserve price of $4.6 billion is met in the auction). That’s meaningful progress in our ongoing efforts to help transform the relatively closed wireless world to be more like the open realm of the Internet.

Regardless of how the auction unfolds, we think it’s important to put our money where our principles are. Consumers deserve more choices and more competition than they have in the wireless world today. And at a time when so many Americans don’t have access to the Internet, this auction provides an unprecedented opportunity to bring the riches of the Net to more people.

While we’ve written a lot on our blogs and spoken publicly about our plans for the auction, unfortunately you’re not going to hear from us about this topic for awhile, and we want to explain why.

Monday, December 3, is the deadline for prospective bidders to apply with the FCC to participate in the auction. Though the auction itself won’t start until January 24, 2008, Monday also marks the starting point for the FCC’s anti-collusion rules, which prevent participants in the auction from discussing their bidding strategy with each other.

These rules are designed to keep the auction process fair, by keeping bidders from cooperating in anticompetitive ways so as to drive the auction prices in artificial directions. While these rules primarily affect private communications among prospective bidders, the FCC historically has included all forms of public communications in its interpretation of these rules.

All of this means that, as much as we would like to offer a step-by-step account of what’s happening in the auction, the FCC’s rules prevent us from doing so until the auction ends early next year. So here’s a quick primer on how things will unfold:

•	December 3: By Monday, would-be applicants must file their applications to participate in the auction (FCC Form 175), which remain confidential until the FCC makes them available.

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Mid-December: Once all the applications have been fully reviewed, the FCC will release a public list of eligible bidders in the auction. Each bidder must then make a monetary deposit no later than December 28, depending on which licenses they plan to bid on. The more spectrum blocks an applicant is deemed eligible to bid on, the greater the amount they must deposit.

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January 24, 2008: The auction begins, with each bidder using an electronic bidding process. Since this auction is anonymous (a rule that we think makes the auction more competitive and therefore better for consumers), the FCC will not publicly identify which parties have made which bid until after the auction is over.

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Bidding rounds: The auction bidding occurs in stages established by the FCC, with the likely number of rounds per day increasing as bidding activity decreases. The FCC announces results at the end of each round, including the highest bid at that point, the minimum acceptable bid for the following round, and the amounts of all bids placed during the round. The FCC does not disclose bidders’ names, and bidders are not allowed to disclose publicly whether they are still in the running or not.

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Auction end: The auction will end when there are no new bids and all the spectrum blocks have been sold (many experts believe this auction could last until March 2008). If the reserve price of any spectrum block is not met, the FCC will conduct a re-auction of that block. Following the end of the auction, the FCC announces which bidders have secured licenses to which pieces of spectrum and requires winning bidders to submit the balance of the payments for the licenses.

If you’re interested in keeping track of the publicly available details of the auction, check out this page on the FCC’s website or Google News. In the meantime, my lips will be sealed (something, frankly, that I’m not used to).